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                                                                      EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement
No. 333-96283 on Form S-8 pertaining to The Cato Corporation 1999 Incentive Compensation Plan, in Registration Statement No. 33-41314 on Form S-8 pertaining to The Cato Corporation 1987 Incentive Stock Option Plan, in Registration Statement No. 33-41315 on Form S-8 pertaining to The Cato Corporation 1987 Nonqualified Stock Option Plan, and in Registration Statement Nos. 33-69844 and 333-96285 on Forms S-8 pertaining to The Cato Corporation 1993 Employee Stock Purchase Plan, of our report dated April 21, 2003, with respect to the consolidated financial statements and financial statement schedule of The Cato Corporation included in and incorporated by reference in the Annual Report on Form 10-K for the year ended February 1, 2003.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

April 19, 2004